Exhibit 4.1

Officers’ Certificate

September 29, 2008

The undersigned, on behalf of The Stanley Works, a Connecticut corporation (the “Company”), acting pursuant to resolutions adopted by the Company’s Board of Directors (the “Board”) on April 25, 2007 and July 18, 2008 (the “Board Resolutions”) and resolutions adopted by the Special Securities Committee (as defined in the Board Resolutions) on September 24, 2008 (the “Special Securities Committee Resolutions”), hereby establish a series of securities (the “Securities”) by means of this Officers’ Certificate. Unless otherwise specified, capitalized terms used but not defined in this Officers’ Certificate shall have the meanings ascribed to them in the indenture (the “Initial Indenture”), dated as of November 1, 2002, as supplemented by a supplemental indenture (the “Supplemental Indenture,” and together with the Initial Indenture, the “Indenture”) dated as of March 20, 2007, between the Company and The Bank of New York Mellon Trust Company, N.A., as successor trustee (the “Trustee”) to JPMorgan Chase Bank. Pursuant to Section 3.1 of the Indenture and pursuant to the Board Resolutions and the Special Securities Committee Resolutions, there is hereby established a series of Securities which, in addition to the terms provided in the Indenture, shall have the following terms:

1. The title of the series of Securities shall be the 6.15% Notes due 2013.

2. The CUSIP No. for the Securities is 854616 AN9.

3. The limit upon the aggregate principal amount of the Securities which may be authenticated and delivered under the Indenture (except for Securities authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Securities pursuant to Section 3.4, 3.5, 3.6, 9.5 or 11.7 of the Indenture) shall be $250,000,000.

4. The Securities shall mature on October 1, 2013.

5. The Securities shall bear interest from September 29, 2008 at the rate of 6.15% per annum.

6. Interest shall be payable semiannually, in arrears, on April 1, and October 1, commencing on April 1, 2009, to the persons in whose names the Securities are registered at the close of business on the preceding March 15 and September 15, respectively.

7. Payment on the principal of (and premium, if any) and interest, on the Securities shall be made, and notices or demands to or upon the Company in respect of the Securities and the Indenture shall be served, at the principal office of the Trustee at

The Bank of New York Mellon Trust Company, N.A., 2 North LaSalle Street, Suite 1020, Chicago, IL 60602.

8. The Securities shall be unsecured and unsubordinated and shall rank equally with all of the Company’s existing and future unsecured and subordinated debt and rank senior to all of the Company’s existing and future subordinated debt. The Securities will be junior to all of the Company’s existing and future secured debt.

9. The Securities shall be issuable only in fully registered form, without coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof, and the Securities shall not be issued in the form of Bearer Securities or temporary global Securities.

10. The Securities shall be issued as Registered Securities in permanent global form, as set forth in Sections 2.1 and 2.3 of the Indenture. The certificates representing the global Securities will be deposited with, or on behalf of, a custodian for The Depository Trust Company, New York, New York (“DTC”) and registered in the name of Cede & Co., as nominee of DTC.

11. The Company may redeem the Securities, in whole or in part (equal to an integral multiple of $1,000), at its option at any time and from time to time at a redemption price equal to the greater of (i) 100% of the principal amount of the Securities to be redeemed, or (ii) the sum of the present values of the remaining scheduled payments of interest and principal on the Securities to be redeemed (exclusive of interest accrued and unpaid to, but not including, the date of redemption) discounted to the date of redemption on a semiannual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate plus 50 basis points, plus accrued and unpaid interest to, but not including, the date of redemption; provided that the principal amount of a Security remaining outstanding after a redemption in part shall be $2,000 or an integral multiple of $1,000 in excess thereof. Notice of redemption shall be given to each registered Holder of the Securities to be redeemed at least 30 days, and not more than 60 days, prior to the redemption date. Once notice of redemption is mailed, the Securities called for redemption shall become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Securities to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such Securities.

“Comparable Treasury Price” means, with respect to any redemption date, (A) the arithmetic average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer

Quotations, or (B) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the arithmetic average of all such quotations for such redemption date.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Trustee after consultation with the Company; provided, that if such Reference Treasury Dealer ceases to be a Primary Treasury Dealer, the Company will substitute another Primary Treasury Dealer.

“Reference Treasury Dealer” means Banc of America Securities LLC, Citigroup Global Markets Inc. and two other primary U.S. Government securities dealers in The City of New York selected by the Company; provided, that if any of the foregoing dealers shall cease to be a primary U.S. Government securities dealer in The City of New York (a “Primary Treasury Dealer”), the Company will substitute another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the arithmetic average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 3:30 p.m. New York City time on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Interest shall cease to accrue on the Securities, or any portion thereof called for redemption, on and after the redemption date for the Securities, unless the Company defaults in the payment of the redemption price. The Company, on or before the redemption date for the Securities, shall deposit with a paying agent, or the Trustee, funds sufficient to pay the redemption price of and accrued and unpaid interest on such Securities to be redeemed on such date. If less than all of the Securities are to be redeemed, the Securities to be redeemed shall be selected by the Trustee by such method as the Trustee deems fair and appropriate.

12. The Company shall not be obligated to redeem or purchase any of such Securities at the option of any Holder thereof.

13. The Securities shall not be convertible into shares of Common Stock and/or exchangeable for other securities.

14. Section 4.2(2) of the Indenture (relating to defeasance) and Section 4.2(3) of the Indenture (relating to covenant defeasance) shall be applicable to the Securities.

15. The Securities shall not be issuable upon the exercise of warrants.

16. The Securities shall be denominated in and principal of (and premium, if any) or interest on the Securities shall be payable in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

17. None of the principal of (and premium, if any) or interest on the Securities will be payable at the election of the Company or a holder thereof in a currency or currencies, currency unit or units or composite currency or currencies other than that in which the Securities are denominated or stated to be payable.

18. The amount of payments of principal of (and premium, if any) or interest, on the Securities shall not be determined with reference to an index or formula.

19. The Securities shall not contain any deletions from, modification of or additions to the Events of Default or covenants of the Company contained in the Indenture.

20. The Security Register and Paying Agent for the Securities shall be the Trustee.

21. Pursuant to Section 2.1 of the Indenture and pursuant to the Board Resolutions and the Special Securities Committee Resolutions, the form of Securities attached hereto as Annex A is hereby established as the form of the Securities.

22. Beneficial owners of interests in the Securities may exchange such interests for Securities of the same series and of like tenor and of any authorized form and denomination in the manner specified in Section 3.5 of the Indenture.

23. If a Change of Control Triggering Event occurs, unless the Company has exercised its option to redeem the Securities as described above, a Holder will have the right to require the Company to repurchase all or any part (equal to an integral multiple of $1,000) of its Securities pursuant to the offer described below (the “Change of Control Offer”); provided that the principal amount of its Securities outstanding after a repurchase in part shall be $2,000 or an integral multiple of $1,000 in excess thereof. In the Change of Control Offer, the Company will offer payment in cash equal to 101% of the aggregate principal amount of Securities to be repurchased plus accrued and unpaid interest, if any, on the Securities repurchased, to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, the Company will mail a notice to Holders describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the Securities on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 (the “Exchange Act”) and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Securities as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Securities, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such conflicts.

On the Change of Control Payment Date, the Company will, to the extent lawful: (i) accept for payment all Securities or portions of Securities properly tendered pursuant to the Change of Control Offer; (ii) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Securities or portions of Securities properly tendered; and (iii) deliver or cause to be delivered to the Trustee the Securities properly accepted together with an officers’ certificate stating the aggregate principal amount of Securities or portions of Securities being purchased by the Company and the amount to be paid by the paying agent.

For purposes of this paragraph, the following definitions are applicable:

“Below Investment Grade Rating Event” means the Securities are rated below an Investment Grade Rating by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the Securities is under publicly announced consideration for possible downgrade by any of the Rating Agencies).

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and the Company’s subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Company or one of the Company’s subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding total voting power of all shares of the Company’s capital stock entitled to vote generally in elections of directors; or (3) the first day on which a majority of the members of the Company’s board of directors are not Continuing Directors.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of the board of directors of the Company who (1) was a member of such board of directors on the date the Securities were first issued; or (2) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.

“Fitch” means Fitch, Inc. and its successors.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s, BBB– (or the equivalent) by S&P and BBB– (or the equivalent) by Fitch.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Rating Agencies” means (1) each of Moody’s, S&P and Fitch; and (2) if any of Moody’s, S&P, or Fitch ceases to rate the Securities or fails to make a rating of the Securities publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, as amended, selected by the Company (as certified by a resolution of the Company’s board of directors) as a replacement agency for Moody’s, S&P or Fitch, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

24. The Securities shall be authenticated and delivered by the Trustee upon delivery to the Trustee of (i) such Securities duly executed as provided in the Indenture, with the terms set forth therein duly completed, (ii) the Officers’ Certificate with respect to such Securities and (iii) a copy of the Board Resolutions and the Special Securities Committee Resolutions, each such resolutions certified by the Secretary of the Company.

25. The other terms and conditions of the Securities shall be substantially as set forth in the Indenture relating to the Securities.

IN WITNESS WHEREOF, the undersigned have hereunto executed this Officers’ Certificate as of the date first written above.

/s/ Craig A. Douglas
Name: Craig A. Douglas
Title: Vice President & Treasurer

/s/ Donald Allan Jr.
Name: Donald Allan Jr.
Title: Vice President & Corporate Controller